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                                                                     Exhibit 8.1


                                 March 24, 2000



Markel Corporation
4551 Cox Road
Glen Allen, Virginia 23060



Ladies and Gentlemen:

     We have acted as your counsel in connection with the proposed merger (the "Merger") of Markel Holdings Sub Ltd., a Virginia corporation ("Merger Sub"), a wholly-owned subsidiary of Markel Holdings Inc., a Virginia corporation ("Holdings"), with and into Markel Corporation, a Virginia corporation (the "Company") pursuant to the Agreement and Plan of Merger and Scheme of Arrangement between the Company and Terra Nova (Bermuda) Holdings, Ltd., a Bermuda corporation ("Terra Nova"), dated as of August 15, 1999, as amended (the "Agreement"). The Agreement also provides for a scheme of arrangement (the "Scheme of Arrangement") pursuant to which a Bermuda court will sanction (1) the cancellation of Terra Nova shares and replacement of them with shares of Holdings, cash, and contingent value rights and (2) the authorization of Terra Nova's issuance of new Class A ordinary shares of Terra Nova to Holdings. In accordance with Section 6.10 of the Agreement, we are rendering this opinion regarding certain United States federal income tax consequences of the Merger. Capitalized terms used herein without definition shall have the meaning ascribed to them in the Agreement.

     In giving this opinion, we have reviewed, and with your permission have relied upon, the accuracy and completeness of representations and warranties contained and the facts described in the Agreement and the Registration Statements on Form S-4, Registration Nos. 333-88609 and 333-96243, as filed by Holdings with the Securities and Exchange Commission (the "SEC"), as amended (the "Registration Statement"); the form of Certificate of Merger pursuant to which the Merger is to be consummated; letters dated as of the date hereof and delivered to us for purposes of this opinion in which officers of the Company, Holdings, and Terra Nova made certain representations regarding the Merger (the "Certificates"); and such other documents, records and instruments as we have deemed necessary or appropriate. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. We also have assumed that all representations made "to the best knowledge of" any person or party, or with similar qualification, are and will be true, correct and complete as if made without such qualification. Our opinion is expressly conditioned on the continuing accuracy and completeness of the information listed in the first sentence of this paragraph.
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Markel Corporation
March 24, 2000
Page 2



     We have further assumed that the Merger has been consummated in accordance with the Agreement as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof) and that each of the Company, Holdings, and Merger Sub will report the Merger on their respective United States federal income tax returns in a manner consistent with the opinions set forth herein and otherwise comply with all applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulation promulgated thereunder. No ruling has or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of any part of the Merger. Based upon the statements above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that:

     a. the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and
     b. the Company and Holdings will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein. No opinion is expressed as to the tax consequences of any part of the transactions consummated pursuant to the Agreement under any foreign, state or local tax law, nor as to the tax consequences to Terra Nova or its shareholders as a result of, or attributable to, the transactions consummated pursuant to the Agreement, including without limitation, the Scheme of Arrangement.

     Our opinion is based on current provisions of the Code, and Treasury Regulations promulgated thereunder, pertinent judicial authority, and published pronouncements of the Internal Revenue Service, any of which may be changed at any time with retroactive effect. An opinion of counsel is not binding upon the Internal Revenue Service or the courts. There can be no assurance that the Internal Revenue Service will agree with the opinions set forth herein, or that if challenged by the Internal Revenue Service, the opinion will be sustained by the court.

     Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, including those contained in the Merger Agreement, the Registration Statement, and the Certificates may affect the continuing validity of the opinions set forth herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation or assumption on which our opinion is based that becomes untrue or incorrect.
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Markel Corporation
March 24, 2000
Page 3

     This letter is furnished to you solely for use in connection with the Merger, as described in the Agreement and the Registration Statement, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission.

     We are members of the Bar of the Commonwealth of Virginia, and we do not express any opinion herein concerning any law other than the federal law of the United States.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to Post-Effective Amendment No. 2 to Holdings' Registration Statement on Form S-4 (Registration No. 333-88609) and Post-Effective Amendment No. 1 to Holdings' Registration Statement on Form S-4 (Registration No. 333-96243) and to the use of the name of our firm therein and under the heading "The Transactions - Material U.S. Federal Tax Consequences" in the prospectus which forms a part of the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Commission.


                                Very truly yours,

                                /s/  McGuire, Woods, Battle & Boothe LLP